Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

Franklin Electric Announces Chris Villavarayan Elected to be a Director of the Company

Fort Wayne, IN – May 6, 2022 The board of directors of Franklin Electric Co., Inc. (NASDAQ: FELE) has elected Chris Villavarayan to be a director of the Company effective May 6, 2022.

Mr. Villavarayan has been the Chief Executive Officer and President of Meritor, Inc. (NYSE: MTOR) since March 2021. Prior to his appointment as CEO, Mr. Villavarayan held a number of positions of increasing responsibility within Meritor, most recently serving as Executive Vice President and Chief Operating Officer of Meritor with oversight of the company’s global operations for its Global Truck and Aftermarket & Industrial business segments.

Mr. Villavarayan earned a Bachelor of Science in Engineering from McMaster University in Hamilton, Ontario.

Mr. Sengstack, Franklin’s Chairperson and Chief Executive Officer, commented: “I have confidence that Chris’ extensive operational and manufacturing experience and his global outlook will provide a unique perspective to our deliberations. I join my fellow directors in welcoming Chris to the Board and we look forward to benefitting from his leadership and expertise.”

About Franklin Electric

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and fuel. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

Franklin Electric Contact:

Jeffery L. Taylor
Franklin Electric Co., Inc.
260-824-2900
Email: jeffery.taylor@fele.com

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, epidemics and pandemics, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2021, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.